Exhibit 10.1

March 13, 2023

Mr. Darius Adamczyk

Chairman and Chief Executive Officer

Honeywell International Inc.

855 S. Mint Street

Charlotte, NC 28202

Re:	Transition Arrangements

Dear Darius:

I am pleased to present this letter agreement (the “Letter Agreement”) regarding your employment arrangements with Honeywell International Inc. (the “Company”) beginning on June 1, 2023 (the “Effective Date”).

1.	Senior Executive Roles.

(a)	As of the Effective Date, you will be employed in the full-time role of Executive Chairman of the Company.

(b)

Beginning on such date not earlier than April 1, 2024 that the Board of Directors (the “Board”) shall determine (the “Transition Date”), your role will transition to Senior Advisor of the Company. If requested by the Board, you will step down from your seat on the Company’s Board of Directors on the Transition Date. Commencing on the Transition Date, you will be employed as Senior Advisor as provided below. In the event you resign your employment with the Company, you will provide at least 30 days’ advance notice. To the extent you continue as Executive Chairman after December 31, 2024, both you and the Board shall have the right to determine the Transition Date on 30 days’ notice to the other.

2.	Executive Chairman. While serving as Executive Chairman, the following terms will apply to your employment with the Company:

(a)

Reporting and Duties. You will report to the Board and fulfill such executive duties as reasonably assigned to you by the Board, including consultation with the Company’s Chief Executive Officer (the “CEO”) and the Board, and operational duties as may be requested, in support of the Company’s operational and strategic goals.

(b)	Compensation. Your targeted total annualized direct compensation from the Company will be approximately $12,208,750, comprised of:

(i)	Base salary at the annualized rate of $1,275,000.

(ii)	Participation in the Company’s annual Incentive Compensation Plan at an annualized target opportunity of $1,933,750.

(A)

With regard to your services in 2023, your annual bonus will be determined taking into account, on a pro-rated basis, your period of service as Chief Executive Officer and your service as Executive Chairman in 2023 after the Effective Date. In the event the service period in the Executive Chairman role in 2024 or a subsequent year is for less than a full year, your payment under the Annual Incentive Plan for that year will be pro-rated based on your actual period of service.

(B)	Any payment under the Incentive Compensation Plan will be based on actual performance.

(iii)	2024 Annual Long-Term Incentive Plan Award with a grant-date value of $9,000,000.

(A)

This award will be granted at the time long-term incentive awards are made generally to senior executives in 2024. In the event you cease serving in the Executive Chairman role prior to such award date, the grant-date value may be prorated.

(c)	Benefits and Support. Your employee benefits and professional support will include:

(i)	Personal security services, at the same level as provided to you while serving as Chief Executive Officer.

(ii)	Use of the Company’s corporate aircraft, at the same level as while serving as Chief Executive Officer and subject to use of the aircraft by the then-current CEO.

(iii)	A full-time administrative assistant.

(iv)	Office space, business equipment, and information technology support, in each case as appropriate for a senior executive.

(v)	Healthcare benefits, as provided to the Company’s senior executives generally.

3.	Senior Advisor. While serving as Senior Advisor, the following terms will apply to your employment with the Company:

(a)	During First Year in Senior Advisor Role.

(i)

Reporting and Duties. You will report to the Board and to the CEO and will fulfill such advisory duties as described in Exhibit A attached hereto and as otherwise requested by the CEO and/or the Board, including consultation with the CEO and the Board. Your time commitment will not be fixed (and may be higher or lower than 40 hours in any given week), but will be as needed to provide requested consultation and support; provided that you provide at least ten (10) hours of service each month, as requested.

(ii)

Compensation and Benefits. Your base salary will be $1,000,000. You will be provided healthcare benefits, as provided to the Company’s senior executives generally. No annual bonus or long-term incentive compensation will be provided for the time you serve in the Senior Advisor role.

(iii)

Support. You will receive professional support consisting of: (A) a full-time administrative assistant and (B) office space, business equipment, and information technology support at the same level as provided to you while Executive Chairman; however, the support per clause (A) and/or (B) may cease upon provision to you of substantially similar support by an employer other than the Company (the terms of this subsection (iii), the “Continuing Support”).

(iv)

Obligations. For so long you hold the Senior Advisor role: (A) you remain subject to your restrictive covenant obligations to the Company as described in Section 5 below, and (B) you are to comply with Company’s Code of Business Conduct, including, but not limited to, the need to disclose a personal financial interest in an entity with which the Company does business (see the “Financial Interests” section of the Code of Business Conduct; and clauses (A) and (B), collectively, the “Ongoing Obligations”).

(v)

Outside Service Activity. You may perform services outside of the Company, provided that (A) you secure prior approval of the Board, which will not be unreasonably withheld, (B) such services are subordinate to, and do not impede, your performance of the Senior Advisor services for the Company, and (C) such activity does not conflict with the Ongoing Obligations.

(b)	After First Year in Senior Advisor Role

(i)

Reporting and Duties. You will report to the CEO and fulfill such advisory duties as described in Exhibit A attached hereto and as otherwise requested by the CEO and/or the Board, including consultation with the CEO and the Board; your time commitment will not be fixed, but you will provide at least ten (10) hours of service per month, as requested, but shall not be required to provide more than 200 hours of service per year.

(ii)	Compensation. Your base salary will be $60,000 per year.

(iii)	Support. The Continuing Support will be provided.

(iv)	Obligations. You shall remain subject to the Ongoing Obligations.

(v)	Outside Service Activity. You may perform services outside of the Company, subject to honoring the Ongoing Obligations.

4.	Cessation of Employment Relationship.

(a)

While you are serving as Executive Chairman, you will continue to be covered by the Company’s Severance Plan for Designated Officers, as amended and restated effective as of February 11, 2021 (the ”Severance Plan”), provided that your severance protection under the Severance Plan will mirror the protection provided to the Company’s Chief Executive Officer but with your severance pay based on your compensation in the Executive Chairman role. In the event you receive severance pay under the Severance Plan, this confirms that your outstanding equity awards will be treated in a manner that is consistent with the Company’s current policy and practices as further described in Exhibit B.

For the avoidance of doubt, once you cease serving in the Executive Chairman role, you will cease to be covered by the Severance Plan.

(b)

During your first five years in the Senior Advisor role, your employment relationship will cease only upon (i) your death, (ii) your resignation, or (iii) termination by the Company for Cause (as defined in the Severance Plan). For the avoidance of doubt, during the first five years you serve as Senior Advisor, the Company may not terminate your employment relationship without Cause.

5.	Restrictive Covenants.

(a)

Subject to the below special terms, your restrictive covenants in place on the Effective Date and the remedies (including equity forfeiture and claw-back) connected to such restrictive covenants will continue to apply to you. Application of this Subsection (a) is acknowledged as consideration for the ongoing compensation and equity treatment documented in this Letter Agreement. The special terms are as follows:

(i)	the non-compete and non-solicit restrictions will apply while you serve as Executive Chairman, during your first year as Senior Advisor, and for the two (2) years thereafter (the “Two-Year Period”);

(ii)

enforcement of the restrictive covenants for the period specified in section 5(a)(i) will be via (A) injunctive relief; (B) forfeiture of unvested equity awards; and (C) claw-back of any cash incentive or equity award that paid out (or options that were exercised) during the twelve (12) months prior to any violation of the restrictive covenants;

(iii)

for twelve (12) months after the Two-Year Period, the non-compete and other restrictive covenants will continue to apply with respect to any equity awards that remain outstanding, with any restrictive covenant violation during such twelve (12) months only to result in forfeiture of the then-outstanding awards.

(b)

You may request the Company grant a waiver of restrictive covenant terms or the other Ongoing Obligations as applied to any intended activity on your part, however, a granted waiver will be effective only if granted prior to the commencement of such activity. The grant of a waiver will be in the Company’s discretion, but will not be unreasonably withheld. A waiver request may be submitted in writing to the attention of the Company’s General Counsel. The Company will grant or deny the waiver in writing within fourteen (14) days of your request, or, if additional information or discussion with you is needed, the Company will communicate that status to you within ten (10) days of your request. The requirement of written communication per this Subsection (b) may be satisfied via an email that successfully reaches the recipient.

6.	Other Provisions.

(a)

Modification and Waiver. This Letter Agreement may be amended or modified only by an agreement in writing. The failure by either party to declare a breach or otherwise to assert its rights under this Letter Agreement shall not be construed as a waiver of any right the party has under this Letter Agreement.

(b)

Effect on Other Employment Terms. All other terms and conditions of your employment and compensation arrangements will remain subject to the terms and conditions of the applicable agreements, plans and policies of the Company.

(c)

Section 409A. The terms of this Letter Agreement are subject to the requirements of Internal Revenue Code Section 409A, and you agree that this Letter Agreement may be modified to the extent necessary to comply therewith.

(d)

Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to principles of conflict of laws. Additionally, any action to enforce the terms of this Letter Agreement shall be commenced exclusively in the federal or state courts of the State of North Carolina. Both parties consent to the exclusive jurisdiction of the federal and state courts in the State of North Carolina and waive any claim under the doctrine of forum non conveniens.

(e)

Entire Agreement. This Letter Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of this Letter Agreement shall be effective unless made in writing and signed by both parties. In the event any provision of this Letter Agreement shall not be enforceable, the remainder of this Letter Agreement shall remain in full force and effect.

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention.

Very truly yours,

/s/ Grace Lieblein    3/13/23

Grace Lieblein

Chair, Management Development and Compensation Committee

Board of Directors

Honeywell International Inc.

Read and Accepted:

Date: 3/13/23

/s/ Darius Adamczyk
Darius Adamczyk